UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2017

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Commission File Number: 1-6615

Delaware	95-2594729
(State or Other Jurisdiction Incorporation)	(IRS Employer No.)

26600 Telegraph Road, Suite 400 Southfield, Michigan	48033
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 352-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into A Material Definitive Agreement

As previously disclosed, on March 23, 2017, Superior Industries International, Inc. (“Superior”) announced that it had entered into various agreements to commence a tender offer (the “Tender Offer”) to acquire all of the outstanding shares of Uniwheels AG (“Uniwheels”). On May 18, 2017, Superior increased the cash consideration per share to be paid to Uniwheels stockholders (other than Uniwheels Holding (Malta) Ltd.) from Polish Zloty 236.07 per share to Polish Zloty 247.87 per share. Assuming all Uniwheels shares are tendered in the Tender Offer, this change will result in an increase in the aggregate equity purchase price for Uniwheels of approximately $15 million. All other material terms of the Tender Offer and other related agreements described in Superior’s Form 8-K filed with the Securities and Exchange Commission on March 24, 2017 remain the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Date: May 18, 2017	By:	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President and Chief Financial Officer